DEFERRED COMPENSATION PLAN
FOR
MECHANICS BANK
(As Amended and Restated May 11, 2011) (As Amended December 20, 2013) (As Amended and Restated December 2017)
Mechanics Bank, a California banking corporation (the “Company”), hereby establishes this Deferred Compensation Plan (the “Plan”), effective January 1, 2011 (the “Effective Date”), for the purpose of attracting high quality executives and promoting in them increased efficiency and an interest in the successful operation of the Company. The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”
ARTICLE I
TITLE AND DEFINITIONS
1.1    “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article IV. A separate Account shall be maintained for each Participant for each Class Year for which such Participant elects to defer Compensation.
1.2    “Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Company prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k), paid to the Participant during a Class Period.
1.3    “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.
1.4    “Board” shall mean the Board of Directors of Company.
1.5    “Bonus(es)” shall mean amounts paid to the Participant during a Class Period by the Company annually in the form of discretionary or incentive compensation or any other bonus designated by the Committee before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.
1.6    “Class Period” shall mean a performance period beginning on or after January 1, 2018.
1.7    “Class Year” shall mean 2018 and subsequent calendar years in respect of which Compensation is deferred or Company Contributions are made to the Plan by the Company.
1.8    “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1

1.9    “Committee” shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article VIII.
1.10    “Company Contributions” shall mean the contributions made by the Company pursuant to Section 3.2, including a Special Company Contribution.
1.11    “Company Contribution Account” shall mean the Account maintained for the benefit of the Participant which is credited with Company Contributions, if any, pursuant to Section 4.2.
1.12    “Compensation” shall mean all amounts eligible for deferral for a particular Class Period under Section 3.1(a).
1.13    “Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Committee pursuant to Section 3.3 of the Plan.
1.14    “Deferral Account” shall mean the Account maintained for each Participant which is credited with Participant deferrals pursuant to Section 4.1.
1.15    “Delayed Payment Date” shall have the meaning given in Section 9.11.
1.16    “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article V.
1.17    “Eligible Employee” shall mean a highly compensated or management level employee of the Company selected by the Committee to be eligible to participate in the Plan.
1.18    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.
1.19    “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined under Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, (but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A(a)(2)(v)).
1.20    “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.3 of the Plan.
1.21    “Hardship Distribution” shall mean an accelerated distribution of benefits or a reduction or cessation of current deferrals pursuant to Section 6.5 to a Participant who has suffered a Financial Hardship.

2

1.22    “Interest Rate” shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month, as determined by the Committee.
1.23    “Participant” shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.
1.24    “Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (1) voluntary deferrals of his/her Compensation, (2) the investment Funds which shall act as the basis for crediting of interest on Account balances, and (3) the form and timing of distributions from his/her Deferral Account. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.
1.25    “Payment Date” shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified in Article VI, the Payment Date shall be the March 1st commencing after the event triggering the payout occurs. Subsequent installments shall be made on March 1st of each succeeding Plan Year. The value of the Account shall be determined on the business day prior to the Payment Date.
1.26    “Performance-Based Compensation” shall mean as defined in Code Section 409A, compensation the amount of which, or entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. At the time of the deferral election, in order for the election to be in compliance with Code Section 409A, (i) the Participant must perform services continuously for the period beginning on the later of the first day of the performance period or the date the performance criteria are established, and ending on the date of election with respect to the Performance-Based Compensation and (ii) the election is not made after the amount of the Performance-Based Compensation becomes reasonably ascertainable.
1.27    “Plan Year” shall mean the calendar year.
1.28     “Retirement” shall mean Termination of Service after having attained age fifty-five (55) and completed at least five (5) Years of Service.
1.29    “Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from a specified Deferral Account, including notional earnings thereon, as provided under Section 6.4.
1.30    “Special Company Contribution” shall mean the contribution made by the Company pursuant to a written agreement between the Company and the Participant that specifically states that a Special Company Contribution will be made to the Plan for that Participant.

3

1.31    “Termination of Service” shall mean a termination of a Participant’s employment as a common-law employee with the Employer.
Whether a Termination of Service has occurred is determined based on whether the facts and circumstances indicate that the Participant and the Employer reasonably anticipated that no further services would be performed after a certain date. A Termination of Service will not be deemed to have occurred where the level of bona fide services performed continues at a level that is fifty percent or more of the average level of bona fide services performed by the Participant during the immediately preceding 36-month period (or the full period of service with the Employer, if less than 36 months); provided, however, that a Termination of Service will be deemed to have occurred if the bona fide level of services performed for the Employer (whether as an employee or an independent contractor) is reduced to an annual rate that is equal to or less than twenty percent of the bona fide services performed for the Employer, on average, during the immediately preceding 36-month period (or the full period of service with the Employer, if less than 36 months).
In addition to the foregoing, a Termination of Service will not be deemed to have occurred while a Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with an Employer is provided either by statute or contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or contract, then the Participant is deemed to have a Termination of Service on the first day immediately following such six-month period.
For the purposes of this definition of Termination of Service, the term “Employer” means the Company and any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company, and any trade or business that is under common control (as defined in Code Section 414(c)) with the Company. For the avoidance of doubt, this definition uses the 80% standard (not the 50% standard) set forth in Treasury Regulation 1.409A-1(h)(3).
1.32    “Years of Service” shall mean the cumulative consecutive years of continuous full-time employment with the Company (including approved leaves of absence of six months or less or legally protected leaves of absence), beginning on the date the Participant first began service with the Company, and counting each anniversary thereof.
ARTICLE II
PARTICIPATION
An Eligible Employee shall become a Participant in the Plan by completing and submitting to the Committee the appropriate Participant Elections, including such other documentation and information as the Committee may reasonably request, during the enrollment period established by the Committee prior to the beginning of the first Class Period in which the Eligible Employee shall be eligible to participate in the Plan.

4

ARTICLE III
CONTRIBUTIONS & DEFERRAL ELECTIONS
3.1    Elections to Defer Compensation.
(a)    Form of Elections. Except as otherwise described below, a Participant may only elect to defer Compensation attributable to services provided after the time such deferral election is made. Deferral elections shall take the form of a flat dollar amount or a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans as determined in the sole and absolute discretion of the Committee) of up to:
(1)    85% of Base Salary
(2)    100% of Bonuses
(b)    Timing of Base Salary Deferral. With respect to a deferral of Base Salary, an election to defer Base Salary must be made before the last day of the Class Period, or such earlier date established by the Committee, preceding the Class Period with respect to which the services associated with such Base Salary are performed, and in accordance with procedures established by the Committee. Base Salary deferral elections shall be irrevocable on the last day of the Class Period preceding the Class Period with respect to which such election pertains, or such earlier date as the Company determines in its discretion. Notwithstanding the foregoing, a newly Eligible Employee may make an initial deferral election by the date the Committee specifies after the individual receives enrollment materials; provided, however, that such initial deferral election shall be made no later than the 30th day after the individual first becomes an Eligible Employee. This 30-day initial deferral election shall take into account the plan aggregation rules under Code Section 409A.
(c)    Timing of Bonus Deferral. An election to defer Bonuses must be made before the last day of the Class Period, or such earlier date established by the Committee, preceding the Class Period with respect to which the services relating to the Bonuses are performed, and in accordance with procedures established by the Committee. Bonus deferral elections shall be irrevocable on the last day of the Class Period preceding the Class Period with respect to which such election pertains, or such earlier date as the Company determines in its discretion. Notwithstanding the foregoing, a Participant may elect to defer Bonuses that are Performance-Based Compensation; provided, however, such election shall not be made later than six months prior to the end of the applicable performance period and such election shall be irrevocable as the Company determines in its discretion as reflected in the election form.
3.2    Discretionary Company Contributions.
The Company shall have the discretion to make Company Contributions to the Plan at any time on behalf of any Participant. Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Contribution in any particular Class Year regardless of whether Company

5

Contributions are made on behalf of other Participants. In addition, a Special Company Contribution may be made pursuant to a written agreement between the Company and the Participant that is signed by both parties in accordance with the terms of that agreement.
3.3    Investment Elections.
(a)    Participant Direction. At the time of entering the Plan and/or of making the deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee, the investment Funds in which the Participant’s Account or Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account. The Participant may specify that all or any percentage of his or her Account or Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the types of investment Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section. A Participant may change the designation made under this Section at least monthly by filing a revised election, on a Participant Election provided by the Committee. During payout, the Participant’s Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Committee for such purpose until all amounts have been distributed from the Account. If a Participant fails to make an investment election under this Section for a particular Account, such Account shall be invested in the default investment Fund selected by the Committee for such purpose.
(b)    Investment Alternatives. Prior to the beginning of each Plan Year, the Committee shall select, in its sole and absolute discretion, commercially available investment Funds for the applicable Class Period and shall communicate each of the alternative types of investment Funds to the Participant pursuant to subsection (a) of this Section. The Interest Rate of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate on Accounts. The Company shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.
3.4    Distribution Elections.
(a)    Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified in Section 6.1 or 6.4. A Participant shall not make an election as to the time and form of distributions for Company Contributions made to the Company Contribution Account, prior to January 1, 2015.
(b)    Limited Elections. A Participant may elect only one form and time of distribution for each Account of the Participant. A Participant may elect only one form of distribution upon Retirement applicable to Company Contributions (including any Special

6

Company Contributions made to the Company Contribution Account on or after January 1, 2015).
(c)    Modification of Election. The time and form of distribution for an Account may not be changed by the Participant after the initial election. However, a Participant may change the time and form of payment of an in-service Scheduled Distribution with respect to previously deferred amounts to the extent permitted by the terms and conditions of the Plan and Code Section 409A. Except as expressly permitted by Section 409A, no acceleration of a distribution is permitted. A subsequent election that either delays payment or changes the form of payment of the Scheduled Distribution shall be permitted if and only if all of the following requirements are met:
(1)    the new election does not take effect until at least twelve (12) months after the date on which the new election is made;
(2)    the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and
(3)    the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.
For purposes of application of the above change limitations, installment payments shall be treated as a single payment. Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee, and shall comply with all requirements of Code Section 409A.
ARTICLE IV
DEFERRAL ACCOUNTS
4.1    Deferral Accounts. The Committee shall establish and maintain up to five (5) Deferral Accounts for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment Fund elected by the Participant pursuant to Section 3.3. A Participant’s Deferral Account shall be credited as follows:
(a)    As soon as administratively feasible after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.1; that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount to be invested in that Fund;
(b)    Each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined

7

by multiplying the balance credited to such investment fund subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Company pursuant to Section 3.3(b); and
(c)    In the event that a Participant elects for a given Class Year’s deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Class Year and any subsequent Class Year with the same in-service distribution date shall be allocated to a Deferral Account and shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to the Deferral Account with the same in-service distribution date.
4.2    Company Contribution Account. The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant’s Company Contribution Account shall be further divided into separate investment fund subaccounts corresponding to the investment Fund elected by the Participant pursuant to Section 3.3(a). A Participant’s Company Contribution Account shall be credited as follows:
(a)    As soon as administratively feasible after a Company Contribution is made, the Company shall credit the investment fund subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Participant, that is, the proportion of the Company Contributions, if any, which the Participant has elected to be deemed to be invested in a certain investment Fund shall be credited to the investment fund subaccount to be invested in that Fund; and
(b)    Each business day, each investment fund subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Company pursuant to Section 3.3(b).
4.3    Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof will be subject to the claims of the Company’s general creditors in the event of the Company’s insolvency, as that term is defined in the applicable trust document. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.
4.4    Statement of Accounts. The Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each calendar quarter.

8

ARTICLE V
VESTING
5.1    Vesting of Deferral Accounts. The Participant shall be vested at all times in amounts credited to the Participant’s Deferral Account or Accounts.
5.2    Vesting of Company Contribution Account. Except as provided below with regards to a Special Company Contribution, amounts credited to the Participant’s Company Contributions Account shall be vested based upon the Participant’s Completed Years of Service according to the following schedule:

Completed Years of Service	Percentage of Account Vested

Less than 2	0%
2 but less than 4	20%
4 but less than 6	40%
6 but less than 8	60%
8 but less than 10	80%
10 or more	100%

Except as provided below with regards to a Special Company Contribution, in the event of Termination of Service as a result of Retirement or death, regardless of the Participant’s Years of Service, the Participant’s Company Contribution Account shall be fully vested.
With regards to a Special Company Contribution, the Special Company Contribution will vest in accordance with the terms of the written agreement between the Company and the Participant that sets forth the Special Company Contribution. However, in the event of Termination of Service as a result of death, the Participant’s Special Company Contribution shall be fully vested.
ARTICLE VI
DISTRIBUTIONS
6.1    Retirement Distributions.
(a)    Timing and Form of Deferral Account Distributions. Except as otherwise provided herein, in the event of a Participant’s Retirement, the Distributable Amount credited to the Participant’s Deferral Accounts shall be paid to the Participant in a lump sum on the Payment Date following the Participant’s Retirement unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.4 to receive the Retirement benefits in the form of substantially equal annual installments commencing on the Payment Date over a period of up to ten (10) years.
(b)    Distribution of Company Contributions Account. In the event of a Participant’s Termination of Service for any reason, the Distributable Amount credited to the

9

Participant Company Contribution Account, shall be paid in a single lump sum on the first day of the calendar quarter following Termination of Service.
6.2    Termination Distributions. Except as provided in Section 6.4, in the event of a Participant’s Termination of Service other than for Retirement or death, the Distributable Amount credited to the Participant Deferral Account shall be paid in accordance with the Participant Election(s).
6.3    Death Benefits. In the event that the Participant dies prior to or after commencement of a benefit payable from an Account, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the Distributable Amount of such Account in a single lump sum on the first day of the sixth month following the Participant’s death.
6.4    Scheduled Distributions.
(a)    Scheduled Distribution Election. Participants shall be entitled to elect to receive a Scheduled Distribution from a Deferral Account prior to Termination of Service. In the case of a Participant who has elected to receive a Scheduled Distribution, such Participant shall receive the Distributable Amount, with respect to the specified deferrals, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.4 of the Plan. All Scheduled Distributions shall commence on a Payment Date as defined in Section 1.24. A Participant’s Scheduled Distribution commencement date with respect to deferrals of Compensation for a given Class Year shall be no earlier than the last day of the Class Year in which the deferrals are credited to the Participant’s Account. The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual installments over a period of up to five (5) years. A Participant may delay and change the form of a Scheduled Distribution, provided such extension complies with the requirements of Section 3.4.
(b)    Termination of Service. In the event of a Participant’s Termination of Service prior to commencement of a Scheduled Distribution, the Scheduled Distributions shall be distributed in the form of a lump sum benefit at the time applicable to such Termination of Service under Sections 6.1, 6.2 or 6.3 above.
6.5    Small Benefit Exception. If on commencement of benefits payable from an Account due to a Termination of Service the Distributable Amount from all accounts is less than or equal to twenty-five thousand dollars ($25,000), the total Distributable Amount from such Account shall be paid in the form of a single lump sum distribution on the scheduled Payment Date.
6.6    Hardship Distribution. Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, subject to compliance with Code Section 409A the Committee may, at the request of the Participant or Beneficiary, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship subject to the following conditions:

10

(a)    The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.
(b)    The amount distributed pursuant to this Section with respect to a Financial Hardship shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
(c)    The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.
(d)    Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, subject to Treasury Regulations promulgated under Code Section 409A the Committee may at the request of the Participant, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. The amount distributed pursuant to this Section with respect to an emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
ARTICLE VII
PAYEE DESIGNATIONS AND LIMITATIONS
7.1    Beneficiaries.
(a)    Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.
(b)    Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.
7.2    Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that

11

person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
7.3    Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.
ARTICLE VIII
ADMINISTRATION
8.1    Committee. The Plan shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion (i) to appoint agents to act on its behalf, (ii) to select and establish Funds, (iii) to interpret the Plan, (iv) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (v) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (vi) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.
8.2    Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The

12

claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.
8.3    Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents that are not privileged or protected. The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.
ARTICLE IX
MISCELLANEOUS
9.1    Amendment or Termination of Plan. The Company, by action of its Board of Directors, may, at any time, direct the Committee to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances. If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the requirements of Section 409A.
9.2    Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary or their heirs or successors shall be unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.
9.3    Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a

13

Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.
9.4    Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.
9.5    Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Committee, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Committee may deem necessary and taking such other actions as may be requested by the Committee.
9.6    Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company.
9.7    Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
9.8    Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.
9.9    Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
9.10    Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons

14

may require. As the context may require, the singular may be read as the plural and the plural as the singular.
9.11    Code Section 409A. This Plan is intended to comply, and shall be interpreted as necessary to comply, with Code Section 409A. Any provision of the Plan that cannot be so interpreted or applied consistent with Code Section 409A is deemed amended to comply with Code Section 409A or, if such amendment is not possible, is void. Any payment date under the plan shall take into account the permitted grace periods set forth in Treasury Regulation Sections 1.409A-3(b) and 1.409A-3(d), as applicable. The Company does not guarantee or warrant the tax consequences of any payment under this Plan and the Participants shall in all cases be liable for any taxes due with respect to the Plan. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of the Participant’s separation from service), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Code Section 409A that is otherwise due to such Participant under this Plan during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Code Section 409A) on account of such Participant’s separation from service shall be paid to such Participant on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Code Section 409A. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Code Section 409A shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of such Participant’s death.
9.12    Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of California.
9.13    Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass,

15

hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

16